                                                                     Exhibit 99


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 11-K


(Mark One)
[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended                    September 30, 2000
                           ----------------------------------------------------

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from                       to
                               ------------------------------------------------



Commission file number                       1-11556
                       --------------------------------------------------------

              UNI-MARTS, INC. RETIREMENT SAVINGS & INCENTIVE PLAN
-------------------------------------------------------------------------------
                            (Full title of the plan)

                                 UNI-MARTS, INC.
-------------------------------------------------------------------------------
          (Name of issuer of the securities held pursuant to the plan)

477 East Beaver Avenue, State College, PA                            16801-5690
-------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)






                        This Document Contains 16 Pages.
                            Exhibit Index on Page 15.

UNI-MARTS, INC.
RETIREMENT SAVINGS & INCENTIVE PLAN

TABLE OF CONTENTS
-------------------------------------------------------------------------------
                                                                           Page

INDEPENDENT AUDITORS' REPORT                                                 3

FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2000 AND 1999 AND FOR EACH OF THE
  THREE YEARS IN THE PERIOD ENDED SEPTEMBER 30, 2000:

Statements of Assets Available for Benefits                                  4

Statements of Changes in Assets Available for Benefits                       5

Notes to Financial Statements                                               6-11

SUPPLEMENTAL SCHEDULES AS OF SEPTEMBER 30, 2000:

Schedule G, Part I - Schedule of Loans or Fixed Income Obligations in
  Default or Classified as Uncollectible                                     12

Schedule H, Line 4(i) - Schedule of Assets Held for Investment Purposes      13


Supplemental schedules not included herein are omitted because of the absence of conditions under which they are required.

INDEPENDENT AUDITORS' REPORT


To the Trustees and Participants of
 Uni-Marts, Inc. Retirement Savings & Incentive Plan
State College, Pennsylvania

We have audited the accompanying statements of assets available for benefits of Uni-Marts, Inc. Retirement Savings & Incentive Plan (the "Plan") as of September 30, 2000 and 1999, and the related statements of changes in assets available for benefits for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the assets available for benefits of the Plan as of September 30, 2000 and 1999, and the changes in assets available for benefits for each of the three years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) loans or fixed income obligations in default or classified as uncollectible as of September 30, 2000 and (2) assets held for investment purposes as of September 30, 2000, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2000 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
December 1, 2000

UNI-MARTS, INC.
RETIREMENT SAVINGS & INCENTIVE PLAN

STATEMENTS OF ASSETS AVAILABLE FOR BENEFITS
--------------------------------------------------------------------------------


                                                           SEPTEMBER 30,
                                                 -------------------------------
                                                     2000               1999
                                                 ------------       ------------

Cash                                              $   42,327         $   35,360

Mutual fund investments, at fair value             4,832,703          4,062,536

Participant loans                                     52,910             65,522

Receivables:
     Employer contributions                                0                  0
     Participant contributions                        13,085             11,614
                                                  ----------         ----------
          Total receivables                           13,085             11,614

ASSETS AVAILABLE FOR
 BENEFITS                                         $4,941,025         $4,175,032
                                                  ==========         ==========


See notes to financial statements.

UNI-MARTS, INC.
RETIREMENT SAVINGS & INCENTIVE PLAN

STATEMENTS OF CHANGES IN ASSETS AVAILABLE FOR BENEFITS
--------------------------------------------------------------------------------

                                                                               SEPTEMBER 30,
                                                          -------------------------------------------------------
                                                              2000                 1999                   1998
                                                          -------------        -------------        -------------
Additions:
     Additions to assets attributed to:
          Investment Income:
               Net appreciation (depreciation)              $  695,299          $   144,625          $  (248,227)
               Interest and dividend income                    242,491              250,992              244,746
                                                            ----------          -----------          -----------
                                                               937,790              395,617               (3,481)
          Contributions:
               Participant contributions                       324,809              355,967              417,224
               Employer contributions                           96,476               97,610              110,045
                                                            ----------          -----------          -----------
                                                               421,285              453,577              527,269

               Total additions                               1,359,075              849,194              523,788
                                                            ----------          -----------          -----------

Deductions:
     Deductions to assets attributed to:
          Payments to participants                            (593,082)          (1,178,207)          (1,307,748)
                                                            ----------          -----------          -----------

               Total deductions                               (593,082)          (1,178,207)          (1,307,748)
                                                            ----------          -----------          -----------

          Net increase (decrease) in assets                    765,993             (329,013)            (783,960)
                                                            ----------          -----------          -----------

Assets available for benefits:
     Beginning of year                                       4,175,032            4,504,045            5,288,005
                                                            ----------          -----------          -----------
     End of year                                            $4,941,025          $ 4,175,032          $ 4,504,045
                                                            ==========          ===========          ===========


NOTES TO FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2000 AND 1999
--------------------------------------------------------------------------------

1.   THE PLAN

     Uni-Marts, Inc. Retirement Savings & Incentive Plan (the "Plan"), a defined contribution plan, was established October 1, 1983 to include all full-time employees of the former parent of Uni-Marts, Inc. and certain of its subsidiaries and related companies. Effective October 1, 1987, the Plan was amended and restated to include only the employees of Uni-Marts, Inc. and its affiliates (the "Company"). The assets of the Plan attributable to employees of the former parent and related companies were spun off from the Plan effective the date of the amendment. Uni-Marts, Inc. is the Trustee of the Plan.

     The following is a summary description of the Plan. Participants should refer to the Plan document for a complete description of the Plan. Employees are eligible to participate after attainment of age 21 and completion of at least 1,000 hours of service in one eligibility computation period. Employees whose wages and conditions of employment are subject to agreement with a collective bargaining agent are not eligible to participate unless provided by the collective bargaining agreement. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

     All eligible employees may direct the Company to contribute from 1% to 3% of their compensation to the Plan on their behalf as a basic contribution. An additional amount up to 12% of compensation may be deposited as a supplemental contribution. Total individual employee contributions may not exceed Internal Revenue Service imposed limits as provided in the Plan. The Company will make matching contributions equal to $.50 for each $1.00 of basic contribution and may make an optional contribution at the discretion of the Board of Directors. No optional contributions were made in the Plan years 2000, 1999 and 1998. Each participant has at all times a 100% nonforfeitable interest in his/her account balance.

     Each participant directs his/her contribution be invested and reinvested in one or more of the investment funds selected by the Trustee and/or in the Company's common stock. The Trustee determines how all amounts credited to a member's optional contribution account, if any, will be invested. All income, expenses, gains or losses attributable to assets held in each investment fund are reflected therein exclusively.

     Participants' accounts may be withdrawn upon separation from the Company, death, disability or retirement (regular - age 65; early - age 55). Withdrawals, except for hardship withdrawals, are distributed in lump sums, including earnings. A participant may request a loan or apply for a hardship withdrawal in accordance with the provisions of the Plan. The Company has the right to terminate the Plan subject to the provisions of ERISA.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   NEW ACCOUNTING PRONOUNCEMENT

     In 1999, the Plan adopted Statement of Position 99-3, Accounting for and Reporting of Certain Defined Contribution Plan Investments and other Disclosure Matters, which simplifies disclosure for certain investments.

3.   ADMINISTRATION OF THE PLAN

     The Company is the administrator of the Plan. All fees related to the Plan's administration and recordkeeping are paid by the Company and therefore are not reported as an expense of the Plan.

4.   INVESTMENTS

     Investments representing units of funds maintained by diversified, open-end management investment companies are stated at fair value as determined by published market prices. Uni-Marts, Inc. common stock is valued at the closing market price. Except as disclosed in Note 5, investments are participant directed. Income and expenses relating to these investments are recorded on the accrual basis of accounting.

     Following is a brief description of the ten funds in which the Plan was invested as of September 30, 2000:

     Fidelity Cash Reserves Fund. Money market fund which seeks as high a level of current income as is consistent with preservation of capital and liquidity. The fund invests in high quality U.S. dollar denominated money market instruments of U.S. and foreign issuers; yield will fluctuate.

     Bernstein Intermediate Duration Fund. Government/corporate bond fund which seeks total return consistent with safety of principal. The fund invests at least 65% of assets in fixed-income securities rated AA or higher. The fund normally maintains an effective duration of three to six years.

     Vanguard Asset Allocation Fund. Asset allocation/balanced fund which seeks total return. The fund allocates among a common-stock portfolio, a bond portfolio, and money market instruments. It varies its mix according to the relative attractiveness of the asset classes. There is no limitation as to the amount of assets in each class.

     Fidelity Growth & Income Fund. Large value stock fund which seeks long-term growth, current income, and growth of income consistent with reasonable investment risk. The fund invests primarily in dividend-paying common stocks with growth potential. However, some common stock selections may be made in securities not paying dividends.

     Janus Worldwide Fund. International/world stock fund which seeks long-term growth of capital consistent with preservation of capital. The fund invests primarily in foreign and domestic common stocks. Its portfolio is usually spread across at least five different countries, including the United States, though at times it may invest in a single country.

     Vanguard U.S. Growth Fund. Large growth stock fund which seeks capital appreciation; income is incidental. The fund invests primarily in common stocks and convertible securities issued by established U.S. companies.

     Putnam Vista Class A Fund. Mid-cap stock fund which seeks capital appreciation. The fund invests primarily in common stocks issued by companies of any size; it may also invest in preferred stocks, debt securities, convertible securities, and warrants.

     Baron Asset Fund. Mid-cap stock fund which seeks capital appreciation. The fund invests in companies with market capitalizations between $100 million and $2 billion that the advisor believes have undervalued assets or favorable growth prospects.

     Dreyfus Emerging Leaders Fund. Small growth stock fund which seeks capital growth. The fund normally invests at least 65% of its assets in equities issued by companies with less than $1.5 billion market capitalization. It emphasizes growth companies, paying particular attention to companies it considers to be new leaders.

     Uni-Marts, Inc. Common Stock Fund. Company stock fund which seeks capital appreciation. The stock is traded on the American Stock Exchange. The symbol for the stock is UNI.

     At the discretion of the individual participant, contributions can be allocated among the respective funds described above, or contributions can be managed by Asset & Wealth Services, Inc. through the election of Lifestyle Options. Lifestyle Options are professionally allocated, managed and monitored portfolio investment pools for 401(k) Plans. The Lifestyle Option portfolios are diversified across various asset classes and investment styles. Participants choose an allocation, ranging from Conservative to Very Aggressive, that fits their individual risk and return objectives. The same mutual funds described above are used in the Lifestyle Options.

     During 2000, 1999 and 1998, the Plan purchased from Uni-Marts, Inc. 68,005; 50,304 and 31,872 shares of its common stock at a cost of $106,168, $111,645 and $127,292, respectively. For the 2000, 1999 and 1998 Plan years, the price paid for the shares was as traded on the American Stock Exchange.

The following presents investments that represent 5 percent or more of the Plan's assets at September 30, 2000 or September 30, 1999.

                                                     2000               1999
MODERATE LIFESTYLE OPTION:
   Bernstein Intermediate Duration Fund             $304,267          $469,334

AGGRESSIVE LIFESTYLE OPTION:
   Bernstein Intermediate Duration Fund             $236,465          $224,457

VANGUARD ASSET ALLOCATION FUND                      $241,187          $282,978

FIDELITY GROWTH & INCOME FUND                       $366,182          $366,778

JANUS WORLDWIDE FUND                                $291,042          $231,986

VANGUARD U.S. GROWTH FUND                           $355,405          $273,201

PUTNAM VISTA FUND CLASS A                           $296,202          $203,238

BARON ASSET FUND                                    $293,240          $249,400

UNI-MARTS, INC. COMMON STOCK                        $513,988          $238,158


During the year ended September 30, 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $695,299 as follows:

                 Mutual funds                       $512,778
                 Common Stock                        182,521
                                                    --------
                                                    $695,299
                                                    ========

5.   NONPARTICIPANT-DIRECTED INVESTMENTS

     Information about the assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

                                                         September 30,
                                                    2000              1999
                                                    ----              ----
     Net assets:
         Uni-Marts, Inc. common stock              $356,034          $166,293
                                                   ========          ========

                                                         September 30,
     Changes in net assets                                   2000
                                                         -------------
         Contributions                                      $ 96,476
         Net appreciation                                    118,148
     Benefits paid to participants                           (24,883)
                                                            --------
                                                            $189,741
                                                            ========

6.   RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

     The following is a reconciliation of assets available for benefits according to the financial statements to Form 5500:

                                                                             September 30,
                                                                         2000             1999
                                                                         ----             ----
     Assets available for benefits per the financial
       statements                                                      $4,941,025      $4,175,032
     Amounts allocated to withdrawing participants.                        (4,872)              0
                                                                       ----------      ----------

     Assets available for benefits per Form 5500                       $4,936,153      $4,175,032
                                                                       ==========      ==========

     The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500:

                                                                                 Year Ended
                                                                                September 30,
                                                                                    2000
                                                                                -------------
     Benefits paid to participants per the financial statements                  $   593,082
     Add:  Amounts allocated to withdrawing participants
       at September 30, 2000                                                           4,872
     Less:  Amounts allocated to withdrawing participants
       at September 30, 1999                                                              (0)
                                                                                 -----------

     Benefits paid to participants per Form 5500                                 $   597,954
                                                                                 ===========

                                                                                 Year Ended
                                                                                September 30,
                                                                                    1999
                                                                                -------------
     Benefits paid to participants per the financial statements                  $1,178,207
     Add:  Amounts allocated to withdrawing participants
       at September 30, 1999                                                              0
     Less:  Amounts allocated to withdrawing participants
       at September 30, 1998                                                         (9,636)
                                                                                 ----------

     Benefits paid to participants per Form 5500                                 $1,168,571
                                                                                 ==========

                                                                                 Year Ended
                                                                                September 30,
                                                                                    1998
                                                                                -------------
     Benefits paid to participants per the financial statements                  $1,307,748
     Add:  Amounts allocated to withdrawing participants
       at September 30, 1998                                                          9,636
     Less:  Amounts allocated to withdrawing participants
       at September 30, 1997                                                            (0)
                                                                                 ----------

     Benefits paid to participants per Form 5500                                 $1,317,384
                                                                                 ==========

     Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to September 30 but not yet paid as of that date.

7.   TAX STATUS

     The trust established under the Plan to hold the Plan's assets is qualified pursuant to the appropriate section of the Internal Revenue Code ("IRC"), and, accordingly, the trust's net investment income is exempt from income taxes. The Plan obtained its latest determination letter on September 9, 1993, in which the IRS stated that the Plan, as then designed, was in compliance with the applicable requirements of the IRC. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been made in the accompanying financial statements.

8.   SUBSEQUENT EVENT

     On October 26, 2000, the Plan sponsor notified Plan participants that effective December 31, 2000, Manchester Benefits Group, Ltd. would replace ARIS Pension Services as the Plan's recordkeeper.


                                      *****

UNI-MARTS, INC.
RETIREMENT SAVINGS & INCENTIVE PLAN

SCHEDULE G, PART I - SCHEDULE OF LOANS OR FIXED INCOME OBLIGATIONS IN DEFAULT OR CLASSIFIED AS UNCOLLECTIBLE
SEPTEMBER 30, 2000
-----------------------------------------------------------------------------------------------------------------------------------
                                        AMOUNT RECEIVED    UNPAID LOAN
                           ORIGINAL    DURING FISCAL 2000   BALANCE AT   DATE                        INVESTMENT    AMOUNT OVERDUE
IDENTITY AND ADDRESS       AMOUNT OF   ------------------  SEPTEMBER 30,  OF     MATURITY  INTEREST    BALANCE   ------------------
OF OBLIGOR                   LOAN      PRINCIPAL INTEREST    2000        LOAN      DATE      RATE   (COLLATERAL) PRINCIPAL INTEREST
Jessica A. Carrick        $13,000.00    $350.49   $182.93   $12,649.51  5/1/00    5/1/05     8.50%    $17,140.27   $535.10  $265.03
R.D. 7 Box 287
Punxsutawney, PA 15767

Margaret McKenzie          $4,500.00      $0.00     $0.00    $4,500.00  5/1/00    5/1/03     8.50%     $5,784.47   $558.74  $151.51
436 E. Centre Street
Mahanoy City, PA 17948

UNI-MARTS, INC.
RETIREMENT SAVINGS & INCENTIVE PLAN

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES SEPTEMBER 30, 2000
-------------------------------------------------------------------------------


                                                                                                                 CURRENT
IDENTITY OF ISSUE                                       DESCRIPTION OF INVESTMENT                                 VALUE
Spartan Money Market (Loan Account)                 Money Market Account                                       $   90,151
Fidelity Cash Reserves Fund                         Money Market Account                                          181,302
Bernstein Intermediate Duration Fund                Government/Corporate Bond Mutual Fund                         763,223
Vanguard Asset Allocation Fund                      Asset Allocation/Balanced Mutual Fund                         241,187
Fidelity Growth & Income Fund                       Large Value Stock Mutual Fund                                 730,694
Janus Worldwide Fund                                International/World Stock Mutual Fund                         566,183
Vanguard U.S. Growth Fund                           Large Growth Stock Mutual Fund                                805,149
Putnam Vista Fund Class A                           Mid-Cap Stock Mutual Fund                                     529,084
Baron Asset Fund                                    Mid-Cap Stock Mutual Fund                                     293,240
Dreyfus  Emerging Leaders Fund                      Small Growth Stock Mutual Fund                                118,502
Uni-Marts, Inc.** Common Stock                      Company Common Stock                                          513,988
Employee Loans Receivable                           Maturing 2001 - 2010, interest from 7% to 8.5%                 52,910
                                                                                                               ----------

Total                                                                                                          $4,885,613
                                                                                                               ==========

**Indicates party-in-interest to the Plan

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Annual Report to be signed on its behalf by the undersigned hereunto duly authorized.


         UNI-MARTS, INC.
         RETIREMENT SAVINGS & INCENTIVE PLAN


         /S/ N. GREGORY PETRICK
         ----------------------------
         N. Gregory Petrick
         Executive Vice President and
         Chief Financial Officer

                                  EXHIBIT INDEX


                                                                        Page(s)

  23      Consent of Independent Certified Public Accountants.            16

                                                                    Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-9807 of Uni-Marts, Inc. on Form S-8 of our report dated December 1, 2000, appearing in the Annual Report on Form 11-K of Uni-Marts, Inc. Retirement Savings & Incentive Plan for the year ended September 30, 2000.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania

December 21, 2000